NETWORK SYSTEMS INTERNATIONAL, INC.
               ANNOUNCES SALE OF ITS COMMON STOCK

GREENSBORO, NORTH CAROLINA: Monday, July 10, 2000: NETWORK SYSTEMS INTERNATIONAL, INC. (NASDAQ: NESI-news; www.nesi.net) announced today that it has entered into an agreement for the sale of 1,666,667 newly issued shares of common stock at $0.60 per share to seven investors in a private placement organized by Millennium Holdings Group, Inc. Network intends to use the proceeds from the sale of this stock to reduce its outstanding indebtedness to Wachovia Bank, N.A. The sale is expected to close in July.

     During the past nine months, Network has experienced a substantial reduction in revenues and has suffered large operating losses. As a result of these two factors, Network is in default of its financial loan covenants contained in its revolving credit agreement with Wachovia. As stated in Network's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2000: "Until the Company can renegotiate its current revolving credit agreement or secure refinancing with another lender, the Company's principle sources of liquidity are funds generated by operations. These matters, along with the slowdown in software license sales, raise doubt about the ability of the Company to continue as a going concern." Network has been unable to arrange for adequate financing to replace the Wachovia credit facility. After pursuing a number of other alternatives, Network's Board of Directors concluded that the sale of its stock to the Millennium investors is the best alternative available at this time.

     As  a  condition  to  the sale of stock, four  of  Network's current management shareholders, Robbie M. Efird (the current Chairman of the Board and Chief Executive Officer of Network), E.W. "Sonny" Miller, Jr., David F. Christian and James W. Moseley, have agreed to sell an aggregate of 2,700,000 of their shares of Network stock to Herbert Tabin, a managing partner of Millennium, for $1,500,000, or approximately $0.56 per share, in a second private placement arranged by Millennium. The sale is also conditioned upon all of the current directors of Network resigning effective as of the closing date in favor of a representative of the new investors. The current officers of Network also plan to resign as of the closing date.

            As a condition to completing the sale of the new shares to the Millennium investors, Messrs. Efird, Miller, Christian and Moseley will also grant Network an option, expiring in forty-five days after the date of the stock sale, giving Network the right to require the former management group to purchase all of the operating assets of Network's business as currently conducted for $3,000,000. During this 45-day period, Network will determine the value of these assets and evaluate whether it is in the best interests of Network and its shareholders for Network to sell the assets to the former management group at the option price, to sell the assets to a third party, to retain the assets or to take other appropriate action.

     If Network elects to exercise the option, the former management group will make an initial cash payment of $1,500,000 for the assets and will deliver a non-recourse promissory note in the principal amount of $1,500,000, for the remaining purchase price. The note will be secured by the former management group's remaining 2,925,856 shares of Network stock. Millennium will use its best efforts to place the pledged shares with accredited investors on behalf of the former management group for at least $1,500,000, or approximately $0.51 per share. Millennium will remit the proceeds generated by the sale of the former management group's remaining shares to Network to satisfy the remaining balance of the purchase price for the assets. If the remaining shares are sold for an amount greater than $1,500,000, Millennium will retain the excess. Of the $3,000,000 paid for the assets, it is intended that $2,000,000 will be used by Network to reduce outstanding indebtedness to Wachovia under the revolving credit arrangement. If Millennium cannot sell the remaining shares for at least $1,500,000, Network will extinguish the promissory note at maturity and retain the remaining shares in satisfaction of the outstanding purchase price for the sale of the assets.

     NETWORK SYSTEMS INTERNATIONAL, INC. is a vertical market company that specializes in providing industry specific solutions to the textile, apparel, home furnishings and printing industries. The Company's integrated applications provide customers a complete system for managing the enterprise and supply chain. Founded in 1985, NETWORK SYTEMS INTERNATIONAL, INC. is headquartered in Greensboro, North Carolina with offices in Dallas, Texas and Duncan, South Carolina.

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes, the Company's dependency on financing third party suppliers and intellectual property rights, material customers, the Company's business concentration risk within the textile industry, and other risks. The Company's actual consolidated financial results during 2000, and beyond, could differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.

               Network Systems International, Inc.
                          www.nesi.net